UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934

(Amendment No. 4)*

NVENT ELECTRIC PLC
(Name of Issuer)

Ordinary Shares, nominal value $0.01 per share
(Title of Class of Securities)

G6700G 107
(CUSIP Number)

Brian L. Schorr, Esq. Trian Fund Management, L.P. 280 Park Avenue, 41st Floor New York, New York 10017 Tel. No.: (212) 451-3000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

July 2, 2020
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ◻.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all on s.  See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The Information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Nelson Peltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,910,005
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,910,005
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,910,005
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.01%*
14	TYPE OF REPORTING PERSON IN
_______
* Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “Form 10-Q”).

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Peter W. May
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,910,005
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,910,005
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,910,005
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.01%*
14	TYPE OF REPORTING PERSON IN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Edward P. Garden
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,910,005
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,910,005
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,910,005
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.01%*
14	TYPE OF REPORTING PERSON IN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Fund Management, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3454182
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,910,005
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,910,005
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,910,005
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.01%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Fund Management GP, LLC S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3454087
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,910,005
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,910,005
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,910,005
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.01%*
14	TYPE OF REPORTING PERSON OO
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3453988
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,258,166
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,258,166
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,258,166
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.33%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Master Fund, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 98-0468601
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,405,211
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,405,211
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,405,211
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.42%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Parallel Fund I, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3694154
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 282,871
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 282,871
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,871
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.17%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund II, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 45-4929803
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 763,287
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 763,287
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 763,287
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.45%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-A, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 27-4180625
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,395,403
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,395,403
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,395,403
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.41%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-N, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 80-0958490
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,807,184
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,807,184
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,807,184
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.06%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-D, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 98-1108184
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 377,365
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 377,365
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 377,365
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.22%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Fund (Sub)-G, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 90-1035117
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 120,814
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 120,814
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,814
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.07%*
14	TYPE OF REPORTING PERSON PN
_____________
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-G II, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 46-5509975
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 357,705
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 357,705
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 357,705
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.21%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-G III, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 47-2121971
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 179,586
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 179,586
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 179,586
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.11%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-K, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 47-5116069
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 543,181
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 543,181
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 543,181
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.32%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-C, Ltd. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 98-1327448
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 399,769
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 399,769
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 399,769
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.24%*
14	TYPE OF REPORTING PERSON OO
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Brian M. Baldwin S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%*
14	TYPE OF REPORTING PERSON IN

_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

This Amendment No. 4 (“Amendment No. 4”) amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on May 9, 2018 (the “Original Schedule 13D”), as amended by Amendment No. 1 filed on June 1, 2018, as amended by Amendment No. 2 filed on May 17, 2019, and as amended by Amendment No. 3 (“Amendment No. 3”) filed on May 1, 2020 (as amended, the “Schedule 13D”), relating to the Ordinary Shares, nominal value $0.01 per share (the “Shares”), of nVent Electric plc, an Irish public limited company (the “Issuer”). The address of the principal executive office of the Issuer is The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW United Kingdom.

Capitalized terms not defined herein shall have the meanings ascribed to them in the Schedule 13D.  Except as set forth herein, the Schedule 13D is unmodified.

Items 2, 4 and 5 of the Schedule 13D are hereby amended and supplemented as follows:

Item 2. Identity and Background

Item 2 of the Schedule 13D is hereby amended and supplemented by adding the following information:

Since the filing of Amendment No. 3, Mr. Baldwin transferred a total of 8,724 Shares to Trian Management pursuant to the terms of the Baldwin Director Fee Agreement described in the Original Schedule 13D, and Mr. Baldwin no longer beneficially owns any Shares following the transfer. As a result, following this Amendment No. 4, Mr. Baldwin will no longer be a Reporting Person and references to the “Trian Group” shall no longer include Mr. Baldwin.

Item 4. Purposes of Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following information:

The sales of Shares by Reporting Persons reported in this Amendment No. 4 were made for portfolio management purposes.

Item 5. Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and supplemented by adding the following information:

(a) As of 4:00 p.m., New York City time, on July 2, 2020, the Reporting Persons beneficially owned, in the aggregate, 11,910,005 Shares, representing approximately 7.01% of the Issuer’s outstanding Shares (calculated based on 169,849,544 Shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q). Such Shares include an aggregate of 11,898,886 Shares beneficially owned by the Reporting Persons through direct ownership of Shares, representing approximately 7.01% of the Issuer’s outstanding Shares, and an additional 11,119 Shares underlying nVent Director Options held by Mr. Garden, representing approximately 0.01% of the Issuer’s outstanding Shares.

(b) As of 4:00 p.m., New York City time, on July 2, 2020, each of Trian Onshore, Trian Offshore, Parallel Fund I, TPSIF II, Strategic Fund-A, Strategic Fund-N, Strategic Fund-D, Fund G, Strategic Fund-G II, Strategic Fund-G III, Strategic Fund-K, Strategic Fund-C, Trian Management and Mr. Baldwin beneficially and directly owns and has sole voting power and sole dispositive power with regard to 2,258,166, 2,405,211, 282,871, 763,287, 2,395,403, 1,807,184, 377,365, 120,814, 357,705, 179,586, 543,181, 399,769, 8,344 and 0 Shares, respectively, except to the extent that other Reporting Persons as described in this Item 5 may be deemed to have shared voting power and shared dispositive power with regard to such Shares.  Mr. Garden beneficially owns and has sole voting power and sole dispositive power with regard to 11,119 Shares underlying nVent Director Options, except to the extent that other members of the Trian Group as described in this Item 5 may be deemed to have shared voting power and shared dispositive power with regard to such Shares.

(c) Schedule A hereto (which is incorporated by reference in this Item 5 as if restated in full herein) sets forth all transactions with respect to the Shares effected during the past sixty (60) days by any of the Reporting Persons, inclusive of the transactions effected through 4:00 pm, New York City time, on July 2, 2020.  All transactions set forth on Schedule A were effected in the open market.  The prices set forth on Schedule A do not include commissions.

[INTENTIONALLY LEFT BLANK]

SIGNATURE

 After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 2, 2020

TRIAN FUND MANAGEMENT, L.P.
By:	Trian Fund Management GP, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN FUND MANAGEMENT GP, LLC

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS MASTER FUND, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
Name:	Edward P. Garden
Title:	Member

TRIAN PARTNERS PARALLEL FUND I, L.P.
By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND II, L.P.
By:	Trian Partners Strategic Investment Fund II GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-II General Partner, LLC., its general partner

By:	/s/ EDWARD P. GARDEN
	Name	Edward P. Garden
	Title	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-A, L.P.
By:	Trian Partners Strategic Investment Fund-A GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-A General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-N, L.P.
By:	Trian Partners Strategic Investment Fund-N GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-N General Partner, LLC., its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-D, L.P.
By:	Trian Partners Strategic Investment Fund-D GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-D General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS FUND (SUB)-G, L.P.
By:	Trian Partners Investment Fund-G GP, L.P., its general partner

By:	Trian Partners Investment Fund-G General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-G II, L.P.
By:	Trian Partners Strategic Fund-G II GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G II General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-G III, L.P.
By:	Trian Partners Strategic Fund-G III GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G III General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name	Edward P. Garden
	Title	Member

TRIAN PARTNERS STRATEGIC FUND-K, L.P.
By:	Trian Partners Strategic Fund-K GP, L.P., its general partner

By:	Trian Partners Strategic Fund-K General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name	Edward P. Garden
	Title	Member

TRIAN PARTNERS STRATEGIC FUND-C, LTD.

By:	/s/ EDWARD P. GARDEN
	Name	Edward P. Garden
	Title	Director

/s/ NELSON PELTZ Nelson Peltz
/s/ PETER W. MAY Peter W. May
/s/ EDWARD P. GARDEN Edward P. Garden /s/ BRIAN M. BALDWIN Brian M. Baldwin

SCHEDULE A

Reporting Person	Date	Shares	Price	Type

Trian Partners, L.P.
Trian Partners, L.P.
Trian Partners, L.P.
Trian Partners, L.P.
Trian Partners, L.P.
Trian Partners, L.P.
Trian Partners, L.P.

Trian Partners Master Fund, L.P.
Trian Partners Master Fund, L.P.
Trian Partners Master Fund, L.P.
Trian Partners Master Fund, L.P.
Trian Partners Master Fund, L.P.
Trian Partners Master Fund, L.P.
Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Parallel Fund I, L.P.

Trian Partners Strategic Investment Fund II, L.P.
Trian Partners Strategic Investment Fund II, L.P.
Trian Partners Strategic Investment Fund II, L.P.
Trian Partners Strategic Investment Fund II, L.P.
Trian Partners Strategic Investment Fund II, L.P.
Trian Partners Strategic Investment Fund II, L.P.
Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Strategic Investment Fund-A, L.P.
Trian Partners Strategic Investment Fund-A, L.P.
Trian Partners Strategic Investment Fund-A, L.P.
Trian Partners Strategic Investment Fund-A, L.P.
Trian Partners Strategic Investment Fund-A, L.P.
Trian Partners Strategic Investment Fund-A, L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.
Trian Partners Strategic Investment Fund-N, L.P.
Trian Partners Strategic Investment Fund-N, L.P.
Trian Partners Strategic Investment Fund-N, L.P.
Trian Partners Strategic Investment Fund-N, L.P.
Trian Partners Strategic Investment Fund-N, L.P.
Trian Partners Strategic Investment Fund-N, L.P.
.
Trian Partners Strategic Investment Fund-D, L.P.
Trian Partners Strategic Investment Fund-D, L.P.
Trian Partners Strategic Investment Fund-D, L.P.
Trian Partners Strategic Investment Fund-D, L.P.
Trian Partners Strategic Investment Fund-D, L.P.
Trian Partners Strategic Investment Fund-D, L.P
Trian Partners Strategic Investment Fund-D, L.P

Trian Partners Fund (Sub)-G, L.P.
Trian Partners Fund (Sub)-G, L.P.
Trian Partners Fund (Sub)-G, L.P.
Trian Partners Fund (Sub)-G, L.P.
Trian Partners Fund (Sub)-G, L.P.
Trian Partners Fund (Sub)-G, L.P.
Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund G-II, L.P.
Trian Partners Strategic Fund G-II, L.P.
Trian Partners Strategic Fund G-II, L.P.
Trian Partners Strategic Fund G-II, L.P.
Trian Partners Strategic Fund G-II, L.P.
Trian Partners Strategic Fund G-II, L.P.
Trian Partners Strategic Fund G-II, L.P.

Trian Partners Strategic Fund G-III, L.P.
Trian Partners Strategic Fund G-III, L.P.
Trian Partners Strategic Fund G-III, L.P.
Trian Partners Strategic Fund G-III, L.P.
Trian Partners Strategic Fund G-III, L.P.
Trian Partners Strategic Fund G-III, L.P.
Trian Partners Strategic Fund G-III, L.P.

Trian Partners Strategic Fund-K, L.P.
Trian Partners Strategic Fund-K, L.P.
Trian Partners Strategic Fund-K, L.P.
Trian Partners Strategic Fund-K, L.P.
Trian Partners Strategic Fund-K, L.P.
Trian Partners Strategic Fund-K, L.P.
Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.
Trian Partners Strategic Fund-C, Ltd.
Trian Partners Strategic Fund-C, Ltd.
Trian Partners Strategic Fund-C, Ltd.
Trian Partners Strategic Fund-C, Ltd.
Trian Partners Strategic Fund-C, Ltd.
Trian Partners Strategic Fund-C, Ltd.

Trian Fund Management, L.P.
Trian Fund Management, L.P.
Trian Fund Management, L.P.
Trian Fund Management, L.P.
Trian Fund Management, L.P.
Trian Fund Management, L.P.
Trian Fund Management, L.P.

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

6/23/2020
6/25/2020
6/26/2020
6/29/2020
6/30/2020
7/01/2020
7/02/2020

20,446
37,956
21,159
74,039
66,423
72,665
20,812

21,777
40,426
22,537
78,860
70,748
77,396
22,167

2,561
4,755
2,651
9,275
8,321
9,103
2,607

6,911
12,830
7,152
25,026
22,452
24,562
7,035

21,689
40,263
22,445
78,539
70,460
77,081
22,077

16,363
30,376
16,934
59,253
53,157
58,153
16,655

3,417
6,343
3,536
12,373
11,100
12,143
3,478

1,094
2,031
1,132
3,961
3,554
3,888
1,113

3,239
6,012
3,352
11,728
10,522
11,511
3,297

1,626
3,019
1,683
5,888
5,282
5,779
1,655

4,918
9,130
5,090
17,809
15,977
17,479
5,006

3,620
6,719
3,746
13,107
11,759
12,864
3,684

76
140
78
274
245
269
77

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

$19.0398
$18.2072
$18.0290
$18.4770
$18.7240
$18.3791
$18.8659

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale

Sale
Sale
Sale
Sale
Sale
Sale
Sale